As filed with the Securities and Exchange Commission on November 19, 2009
Registration No. 333-12265
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933 ___________________________________
Ramtron International Corporation

(Exact name of registrant as specified in its charter)

Delaware	84-0962308
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1850 Ramtron Drive, Colorado Springs, CO	80921
(Address of Principal Executive Offices)	(Zip Code)
1995 Stock Option Plan
(Full title of the plan)
____________________________ William W. Staunton III Chief Executive Officer Ramtron International Corporation 1850 Ramtron Drive Colorado Springs, CO 80921
(Name and address of agent for service)

(719) 481-7000
(Telephone number, including area code, of agent for service)
Copy to:

John A. St. Clair, Esq.
Jones Day
555 South Flower St., Fiftieth Floor
Los Angeles, CA 90071
Tel: (213) 489-3939
Fax: (213) 243-2539

_________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                                                                                           Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)            Smaller reporting company ☐

EXPLANATORY NOTE – DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1 to Form S-8 (this “Post-Effective Amendment”) is filed in order to deregister certain securities issuable under the Ramtron International Corporation 1995 Stock Option Plan (the “1995 Plan”), which were originally registered by Ramtron International Corporation (the “Company”) on a registration statement on Form S-8 (File No. 333-12265) filed with the Securities and Exchange Commission (the “Commission”) and becoming effective on September 19, 1996 (the “Prior Registration Statement”).

At the Company’s Annual Meeting of Stockholders held on December 2, 2005, the Company’s stockholders approved the Ramtron International Corporation’s 2005 Incentive Award Plan (as amended and restated, the “2005 Plan”).    On May 3, 2006, the Company filed a registration statement on Form S-8 (File No. 333-133760) registering 5,000,000 shares of the Company’s common stock, $0.01 par value (“Common Stock”), issuable under the 2005 Plan.  In addition to such 5,000,000 shares reserved for issuance under the 2005 Plan, the 2005 Plan  provides, among other things, that shares of the Company’s Common Stock that remain available under the 1995 Plan on or after the termination of the term of that plan or which thereafter become available for issuance under such plan, shall also be available for issuance under the 2005 Plan.

As of the date of this Post-Effective Amendment, there are 492,204 shares of Common Stock originally registered under the Prior Registration Statement that have not been issued and are not subject to outstanding awards granted under the 1995 Plan, and thus that are now available for issuance under the 2005 Plan (the “Carryover Shares”).

The Company is concurrently filing a separate registration statement on Form S-8 to register the Carryover Shares for issuance under the 2005 Plan.  This Post-Effective Amendment is hereby filed to reflect that, following the date hereof, the Carryover Shares may not be issued under the 1995 Plan and to deregister 492,204 Carryover Shares under the Prior Registration Statement.

As of the date of this Post-Effective Amendment, no shares remain issuable pursuant to outstanding awards under the 1995 Plan and subject to the Prior Registration Statement, as amended by this Post-Effective Amendment.

 Item 8.  Exhibits.

(a)

Exhibit Number	Description of Exhibits
24.1	Power of Attorney (included in the signature page hereto)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Colorado Springs, State of Colorado on this 19th day of November 2009.

Ramtron International Corporation

By: /s/ William W. Staunton, III
__________________________
William W. Staunton, III
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William W. Staunton, III and Eric A. Balzer, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William G. Howard, Jr.	Chairman of the Board of Directors	November 19, 2009
William G. Howard, Jr.

/s/ William W. Staunton, III	Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2009
William W. Staunton, III

/s/ Eric A. Balzer	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	November 19, 2009
Eric A. Balzer

/s/ William L. George	Director	November 19, 2009
William L. George

/s/ Jack L. Saltich	Director	November 19, 2009
Jack L. Saltich

/s/ Theodore J. Coburn	Director	November 19, 2009
Theodore J. Coburn

/s/ Eric Kuo	Director	November 19, 2009
Eric Kuo